Exhibit (a)(1)(ii)

OFFER TO PURCHASE FOR CASH AND NOTICE OF FUNDAMENTAL CHANGE, SPECIFIED CORPORATE EVENT AND SETTLEMENT METHOD TO HOLDERS OF 0.000% CONVERTIBLE SENIOR NOTES DUE 2026

OF

TECHTARGET, INC. (FORMERLY KNOWN AS TORO COMBINECO, INC.)

CUSIP NUMBER: 87874R AD2

Reference is hereby made to that certain Indenture, dated as of December 13, 2021 (the “Original Indenture”), by and between TechTarget Holdings Inc. (formerly known as TechTarget, Inc.), a Delaware corporation (“Former TechTarget”), and U.S. Bank Trust Company, National Association, as successor-in-interest to U.S. Bank National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 29, 2024, among Former TechTarget, TechTarget, Inc. (formerly known as Toro CombineCo, Inc.), a Delaware corporation (“Successor Company”) and the Trustee (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), relating to the 0.000% Convertible Senior Notes due 2026 (the “Notes”) originally issued by Former TechTarget. Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture.

Reference is further made to that certain Agreement and Plan of Merger, dated as of January 10, 2024 (the “Transaction Agreement”), by and among Former TechTarget, the Successor Company, Toro Acquisition Sub, LLC (“Merger Sub”), Informa PLC (“Informa”), Informa US Holdings Limited (“Informa HoldCo”) and Informa Intrepid Holdings Inc. (“Informa Intrepid”).

Pursuant to the terms of the Transaction Agreement, on December 2, 2024, (i) Informa HoldCo contributed all of the issued and outstanding shares of capital stock of Informa Intrepid, plus $350 million in cash to Successor Company in exchange for shares of Successor Company common stock, $0.001 par value per share (“Successor Company Common Stock”), and (ii) Merger Sub merged with and into Former TechTarget, with Former TechTarget surviving the merger and becoming a direct wholly owned subsidiary of the Successor Company (collectively, the “Transactions”). As a result of the Transactions, each issued and outstanding share of common stock of Former TechTarget, par value $0.001 per share (“Former TechTarget Common Stock”), was converted into one share of Successor Company Common Stock (the “Share Consideration”) and the right to receive $11.6955 in cash (the “Cash Consideration,” and, together with the Share Consideration, the “Transaction Consideration”). The closing of the Transactions resulted in the Nasdaq Global Market (“Nasdaq”) suspending the trading of Former TechTarget Common Stock effective prior to market open on December 3, 2024.

As a result of the completion of the Transactions, a Fundamental Change, a Make-Whole Fundamental Change and a Specified Corporate Event occurred on December 2, 2024.

Notice of Specified Corporate Event

Pursuant to the terms of the Original Indenture, in connection with the consummation of the Transactions, which constituted a Specified Corporate Event under the Original Indenture, Former TechTarget, the Successor Company and the Trustee entered into the First Supplemental Indenture providing, among other things, (a) that the Successor Company is assuming all of Former TechTarget’s rights and obligations under the Indenture and (b) that the right of each holder of Notes (each, a “Holder”) to convert all or any portion (if the portion to be converted is $1,000 principal amount or a multiple thereof) of Notes into shares of Former TechTarget Common Stock is changed into a right to convert such principal amount of Notes into the Reference Property (as defined below). As a result of the Specified Corporate Event, the “Reference Property” is one share of Successor Company Common Stock and $11.6955 in cash, without interest, which represents the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of Former TechTarget Common Stock would have owned or been entitled to receive upon the occurrence of the Specified Corporate Event.

Notice of Fundamental Change Repurchase Right

As a result of the Transactions, which constituted a Fundamental Change under the Original Indenture, each Holder has the right (the “Fundamental Change Repurchase Right”), subject to certain conditions at the Holder’s option, to require the Successor Company to purchase all of such Holder’s Notes in cash, or any portion of the principal thereof that equals $1,000 principal amount or an integral multiple of $1,000 in excess thereof on January 24, 2025, which the Successor Company has specified as the “Fundamental Change Repurchase Date”) in accordance with Section 15.02 of the Indenture. The Successor Company will purchase such Notes at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the Notes to be purchased.

As of December 19, 2024, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Accordingly, Holders may exercise their Fundamental Change Repurchase Right by delivering (together with all necessary endorsements for transfer required by U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as paying agent (the “Paying Agent”)) by book-entry transfer a beneficial interest in the Notes prior to 5:00 p.m., New York City time, on January 23, 2025 (the “Fundamental Change Repurchase Expiration Date”), in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC”, and such rules and procedures, the “Applicable Procedures” and such notice, the “Fundamental Change Repurchase Notice”). See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to surrender your Notes for repurchase.

Any Holder may withdraw, in whole or in part, such Holder’s Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right by complying with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent pursuant to Section 15.02(b) of the Indenture. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Offer to Purchase and Notice of Fundamental Change, Specified Corporate Event and Settlement Method (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes into the Reference Property

In connection with the Specified Corporate Event, and notwithstanding the Fundamental Change Repurchase Right, the Indenture provides that each Holder of the Notes has the right (the “Fundamental Change Conversion Right”) at such Holder’s option to elect to convert its Notes into Reference Property at the Conversion Rate (defined below), at any time during the period that began on, and includes, the effective date of a Specified Corporate Event and ends on, and includes, the Business Day immediately preceding the Fundamental Change Repurchase Date at 5:00 p.m., New York City time, on such date (such period, the “Fundamental Change Conversion Period”).

If a Holder elects to convert its Notes during the Fundamental Change Conversion Period, the conversion rate of the Notes will be approximately 7.6043 (the “Conversion Rate”) Units of Reference Property, which corresponds to approximately 7.6043 shares of Successor Company Common Stock and approximately $88.9360 in cash, per $1,000 principal amount of the Notes. Although the Transactions constituted a Make-Whole Fundamental Change, no Additional Shares shall be added to the Conversion Rate under the terms of the Indenture because the average of the Last Reported Sale Prices of Former TechTarget Common Stock over the five Trading Day period ending on November 29, 2024, the last Trading Day prior to the Effective Time, was less than $95.64, which is the minimum Stock Price that would result in Additional Shares being added to the Conversion Rate.

The Successor Company will settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Cash Settlement provisions of the Indenture. Any holders that elect to convert their Notes will receive the cash value of 7.6043 units of Reference Property per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn, which will equal, per $1,000 principal amount of Notes, (i) $88.9360 plus (ii) the cash value of 7.6043 shares of Successor Company Common Stock measured over the 50 consecutive VWAP Trading Days (as defined in the Indenture) during the applicable Observation Period (as defined in the Indenture). For illustrative purposes, 7.6043 units of Reference Property would have a hypothetical cash value of $262.3140 on December 19, 2024, which reflects (i) $88.9360 included as part of the Reference Property plus (ii) as assumed cash value of the 7.6043 shares of Successor Company Common Stock of $173.3780, which assumes a Daily VWAP (as defined in the Indenture) of $20.34 per share of Successor Company Common Stock, which was the last reported sale price of Successor Company Common Stock on Nasdaq on December 19, 2024, over the 50 consecutive VWAP Trading Days (as defined in the Indenture) during the applicable Observation Period (as defined in the Indenture) (such price, the “Illustrative Per Share Price”).

Following the end of the Fundamental Change Conversion Period, the Notes will not be convertible until one or more of the conditions set forth in Section 14.01 of the Indenture are met. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the approximate amount you currently would expect to receive if your Notes are converted during the Fundamental Change Conversion Period or after the Fundamental Change Conversion Period and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right.

If a Holder has already delivered a Fundamental Change Repurchase Notice with respect to a Note, such Holder may not surrender such Note for conversion pursuant to the Fundamental Change Conversion Right until such Holder has validly withdrawn such Fundamental Change Repurchase Notice.

The Right of Holders to Exercise the Fundamental Change Conversion Right is Separate from the Fundamental Change Repurchase Right

If a Holder would like to surrender its Notes for conversion at the Conversion Rate, it must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent in compliance with the Applicable Procedures at any time during the Fundamental Change Conversion Period. See “Section 2.3—Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. Any Notes surrendered for conversion during the Fundamental Change Conversion Period in accordance with the procedures described in this Offer to Purchase and Notice will be converted at the Conversion Rate. Although the Transactions constituted a Make-Whole Fundamental Change, Holders will not be entitled to an increase in the Conversion Rate under the terms of the Indenture because the average of the Last Reported Sale Prices of Former TechTarget Common Stock over the five Trading Day period ending on November 29, 2024, the last Trading Day prior to the Effective Time, was less than the minimum price per share that is required under the Indenture for Holders to be entitled to receive an increase in the Conversion Rate. If a Note has been submitted for repurchase pursuant to the Fundamental Change Repurchase Right, such Note may not be converted except to the extent such Note has been validly withdrawn by the Holder and is no longer surrendered for repurchase. Notes properly surrendered for conversion may not be withdrawn.

Notwithstanding the Fundamental Change Repurchase Right and the Fundamental Change Conversion Right, each Holder of the Notes has the right to retain all of such Holder’s Notes, or any portion of the principal amount thereof not surrendered for repurchase in connection with the Specified Corporate Event or converted during the Fundamental Change Conversion Period, through December 15, 2026 (the “Maturity Date”), maintaining the right to convert such Notes until the Notes mature, subject to the terms and conditions of the Indenture. Notwithstanding the foregoing, subject to the conditions set forth in the Indenture, the Successor Company may elect at its option to redeem all or part of the Notes prior to September 15, 2026, provided that the conditions set forth in Section 16.01 of the Indenture are satisfied.

As of December 19, 2024, the value that you would currently receive if you convert your Notes during the Fundamental Change Conversion Period is substantially less than the value you would receive if you validly exercise the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the market value of the shares of Successor Company Common Stock included in the Reference Property. You should review this Offer to Purchase and Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to convert your Notes during the Fundamental Change Conversion Period and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Successor Company, its affiliates, board of directors, employees, advisors, or representatives, the Trustee, the Paying Agent or Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Successor Company to repurchase their Notes or convert their Notes.

This Offer to Purchase and Notice constitutes the notice of the effective date of the Specified Corporate Event, the Fundamental Change required to be delivered pursuant to Section 14.01(b) of the Original Indenture with respect to the closing of the Transactions. Furthermore, this Offer to Purchase and Notice constitutes the Settlement Notice required to be delivered pursuant to Section 14.02(a)(ii) of the Original Indenture in order for the Successor Company to elect Cash Settlement with respect to any Notes converted during the Fundamental Change Conversion Period. The notice of Make-Whole Fundamental Change required to be delivered pursuant to Section 14.01(b) of the Original Indenture and the “Fundamental Change Company Notice” required to be delivered pursuant to Section 15.02(c) of the Original Indenture with respect to the closing of the Transactions was previously delivered to holders of the Notes on December 9, 2024.

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The Paying Agent and Conversion Agent:

U.S. Bank Trust Company, National Association

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
111 Fillmore Avenue St. Paul, MN 55107-1402	111 Fillmore Avenue St. Paul, MN 55107-1402	111 Fillmore Avenue St. Paul, MN 55107-1402

*

No representation is made by the Successor Company or the Trustee as to the correctness or accuracy of the CUSIP numbers or ISINs either as printed on the Notes or as set forth in this Offer to Purchase and Notice and reliance may be placed only on the other identification numbers printed on the Notes.

The date of this Offer to Purchase and Notice is December 20, 2024.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS			8
IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND FUNDAMENTAL CHANGE CONVERSION RIGHT			11
1.	Information Concerning the Successor Company		11
	1.1	The Successor Company	11
	1.2	Informa	11
	1.3	The Transaction Agreement	11
2.	Information Concerning the Notes		12
	2.1	The Successor Company’s Obligation to Repurchase the Notes	12
	2.2	Fundamental Change Repurchase Price	12
	2.3	Conversion Rights of the Holders	13
	2.4	Market for the Notes and Shares of Successor Company Common Stock	15
	2.5	Fundamental Change and Repurchase Rights	16
	2.6	Ranking	16
3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase		16
	3.1	Method of Delivery	16
	3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right	17
4.	Right of Withdrawal		18
5.	Payment for Surrendered Notes; Source and Amount of Funds		19
6.	Notes Acquired		20
7.	Plans or Proposals of the Successor Company		20
8.	Interests of Directors, Executive Officers, and Affiliates of the Successor Company in the Notes		20
9.	Agreements Involving the Successor Company’s Notes		20
10.	Legal Matters; Regulatory Approvals		21
11.	Purchases of Notes by the Successor Company and Its Affiliates		21
12.	Material U.S. Federal Income Tax Considerations		21
13.	Additional Information		25
14.	No Solicitations		26
15.	Conflicts		26
ANNEX A			A-1
ANNEX B			B-1

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and Notice does not constitute an offer to buy, or the solicitation of an offer to sell, Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful nor does it constitute an offer to sell or a solicitation of subscriptions for any securities. The delivery of this Offer to Purchase and Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Successor Company its affiliates, board of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following summary term sheet takes the form of answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder (“Holder”) of the 0.000% Convertible Senior Notes due 2026 (the “Notes”) to require the Successor Company (as defined below) to repurchase all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof subject to the terms and conditions of the Indenture (as defined below), the Notes and this Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, Specified Corporate Event and Settlement Method (this “Offer to Purchase and Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Offer to Purchase and Notice because the information in this summary is not complete and the remainder of this Offer to Purchase and Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary. Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture (as defined below).

•	Who is offering to repurchase my Notes?

TechTarget, Inc. (formerly known as Toro CombineCo, Inc.) (the “Successor Company,” “we,” “our,” or “us”), the successor to TechTarget Holdings Inc. (formerly known as TechTarget, Inc.) (“Former TechTarget”), the original issuer of the Notes.

•	Why is the Successor Company offering to repurchase my Notes?

On December 2, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 10, 2024 (the “Transaction Agreement”), by and among Former TechTarget, Successor Company, Toro Acquisition Sub, LLC (“Merger Sub”), Informa PLC (“Informa”), Informa US Holdings Limited (“Informa HoldCo”) and Informa Intrepid Holdings Inc. (“Informa Intrepid”), (i) Informa HoldCo contributed all of the issued and outstanding shares of capital stock of Informa Intrepid, plus $350 million in cash to Successor Company in exchange for shares of Successor Company common stock, $0.001 par value per share (“Successor Company Common Stock”), (the “Contribution”) and (ii) Merger Sub merged with and into Former TechTarget, with Former TechTarget surviving the merger and becoming a direct wholly owned subsidiary of Successor Company (collectively, the “Transactions”). As a result of the Transactions, a Fundamental Change occurred on December 2, 2024, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. Pursuant to the terms of the Original Indenture (as defined below) and the Notes, upon a Fundamental Change, each Holder of the Notes may require us to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the Fundamental Change Repurchase Date (as defined below), at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount thereof on January 24, 2025 (the “Fundamental Change Repurchase Date”). (See Page 12)

•	What Notes is the Successor Company obligated to repurchase?

We are obligated to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of December 19, 2024, there was $414.0 million in aggregate principal amount of Notes outstanding. The Notes were issued under that certain indenture, dated as of December 13, 2021 (the “Original Indenture”), by and between Former TechTarget and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 29, 2024, by and among Former TechTarget, the Successor Company and the Trustee (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”). (See Page 12)

•	How much will the Successor Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount of the Notes to be repurchased. The Fundamental Change Repurchase Price is based solely on the terms of the Indenture and the Notes and bears no relationship to the market price of the Notes or the value of the cash and common stock, par value $0.001 per share, of the Successor Company (“Successor Company Common Stock”), which constitute a portion of the Reference Property (as defined below) into which the Notes are convertible. (See Pages 12-13)

•	How will the Successor Company fund repurchases of Notes if any are surrendered for repurchase pursuant to the Fundamental Change Repurchase Right?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $414,000,000.00. The Successor Company expects to fund the repurchase of any Notes validly surrendered for repurchase and not validity withdrawn, if any, using a combination of cash on hand and/or proceeds from the Successor Company’s Credit Agreement, dated December 2, 2024, by and among the Successor Company, the lenders party thereto and Informa Group Holdings Limited. The repurchase of Notes, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (See Pages 19-21)

•	How can I determine the market value of the Notes?

As a result of the Transactions, shares of Former TechTarget’s common stock, par value $0.001 per share (“Former TechTarget Common Stock”) are no longer being traded on the Nasdaq Global Market (“the “Nasdaq”). The Notes are now convertible into the kind and amount of cash, stock, securities, other property or assets that a holder of one share of Former TechTarget Common Stock would have been entitled to receive upon the completion of the Transactions, which is one share of Successor Company Common Stock and $11.6955 in cash per share of Former TechTarget Common Stock (the “Reference Property”). The amount of Reference Property which a Holder of the Notes would be entitled to receive upon a conversion is equal to the Conversion Rate, as otherwise applicable under the Indenture, or Make-Whole Conversion Rate in the case of conversion during the Fundamental Change Conversion Period (each as defined below), multiplied by the amount a holder of each share of Former TechTarget Common Stock was entitled to receive in the Transactions, consisting of (i) $11.6955 in cash (the “Cash Consideration”) and (ii) one share of Successor Company Common Stock (the “Share Consideration,” and together with the Cash Consideration, the “Transaction Consideration”). In the event a Holder would be entitled to receive a fractional share of Successor Company Common Stock, the Successor Company will pay such Holder cash in lieu of such fractional share of Successor Company Common Stock.

Since the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Cash Settlement provisions of the Indenture, each Holder would be entitled to receive the cash value of 7.6043 units of Reference Property per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn, which will equal, per $1,000 principal amount of Notes, (i) $88.9360 plus (ii) the cash value of 7.6043 shares of Successor Company Common Stock measured over the 50 consecutive VWAP Trading Days (as defined in the Indenture) during the applicable Observation Period (as defined in the Indenture). For illustrative purposes, 7.6043 units of Reference Property would have a hypothetical cash value of $262.3140 on December 19, 2024, which reflects (i) $88.9360 included as part of the Reference Property plus (ii) as assumed cash value of the 7.6043 shares of Successor Company Common Stock of $173.3780, which assumes the value of the shares of Successor Company Common Stock is equal to the Illustrative Per Share Price. After the end of the Fundamental Change Conversion Period following the satisfaction of the conditions to conversion of the Notes under the Indenture, conversions will be at the Conversion Rate as otherwise applicable under the Indenture.

Based on the foregoing hypothetical calculation, the value that you would currently receive if you converted your Notes during the Fundamental Change Conversion Period, would be substantially less than the value you would receive if you validly exercised the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the per share market value of shares of Successor Company Common Stock included in the Reference Property.

As of December 19, 2024, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $997.50 per $1,000.00 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price and implied volatility of Successor Company Common Stock and the market for similar securities. You are urged to obtain current market information for the Notes, to the extent available, and Successor Company Common Stock before making any decision with respect to the Fundamental Change Repurchase Right. (See Pages 13-14)

•	Are my Notes currently convertible?

As a result of the completion of the Transactions, which constituted a Specified Corporate Event under the Original Indenture, Holders have the right (the “Fundamental Change Conversion Right”), subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion at the Conversion Rate, if the Fundamental Change Conversion Right is exercised at any time from and including December 2, 2024, the date on which the Make-Whole Fundamental Change occurred, and prior to 5:00 p.m., New York City time, on January 23, 2025 (such period, the “Fundamental Change Conversion Period”), in compliance with the Applicable Procedures (as defined below). Although the Transactions constituted a Make-Whole Fundamental Change, no Additional Shares shall be added to the Conversion Rate under the terms of the Indenture because the average of the Last Reported Sale Prices of Former TechTarget Common Stock over the five Trading Day period ending on November 29, 2024, the last Trading Day prior to the Effective Time, was less than $95.64, which is the minimum Stock Price that would result in Additional Shares being added the Conversion Rate.

Following the expiration of the Fundamental Change Conversion Period, the Notes will not be convertible unless the applicable conditions in the Indenture are satisfied. (See Pages 13-14)

•	What consideration will I receive if I convert my Notes during the Fundamental Change Conversion Period or after the Fundamental Change Conversion Period?

Pursuant to the terms of the Indenture, in connection with the consummation of the Transactions, Former TechTarget, the Successor Company and the Trustee entered into the First Supplemental Indenture providing that, following the closing of the Transactions, each $1,000.00 principal amount of Notes is convertible into Reference Property. During the Fundamental Change Conversion Period, the Notes are convertible at the Conversion Rate. Although the Transactions constituted a Make-Whole Fundamental Change, Holders will not be entitled to an increase in the Conversion Rate under the terms of the Indenture because the average of the Last Reported Sale Prices of Former TechTarget Common Stock over the five Trading Day period ending on November 29, 2024, the last Trading Day prior to the Effective Time, was less than the minimum price per share that is required under the Indenture for Holders to be entitled to receive an increase in the Conversion Rate.

Following the expiration of the Fundamental Change Conversion Period, the Notes will not be convertible unless the applicable conditions in the Indenture are satisfied.

As of November 29, 2024, the average of the Last Reported Sales Prices on Nasdaq of Former TechTarget Common Stock for each of the five Trading Days prior to the Make-Whole Fundamental Change was $32.364, which is less than the minimum price per share that is required under the Indenture for Holders to be entitled to receive an increase in the Conversion Rate. At 11:59 p.m., New York City time on December 2, 2024, which was the effective time of the Transactions (the “Effective Time”), each share of

Former TechTarget Common Stock, issued and outstanding immediately prior to the closing of the Transactions was converted into the right to receive the Transaction Consideration, subject to the terms and conditions set forth in the Transaction Agreement.

See “Section 2.3— Conversion Rights of the Holders” below for a comparison of the approximate amount you currently would receive if your Notes are converted during the Fundamental Change Conversion Period or after the Fundamental Change Conversion Period (if and when the conditions to conversion are satisfied), and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right. (See Page 13)

•	What is the relationship between the offer to repurchase and the convertibility of the Notes?

The Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right you will not be able to convert such Notes unless you validly withdraw such Notes surrendered for purchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. If you do not exercise your Fundamental Change Repurchase Right your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (See Pages 13-15)

•	Has the Board of Directors of the Successor Company made any recommendations regarding the Fundamental Change Repurchase Right and the conversion rights?

The Board of Directors of the Successor Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Offer to Purchase and Notice, are based solely on the requirements of the Indenture and the Notes. (See Pages 12-13)

•	When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on January 23, 2025, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See Page 12)

•	What are the conditions to the repurchase by the Successor Company of the Notes?

The repurchase by us of Notes validly surrendered and not validly withdrawn is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Offer to Purchase and Notice. (See Page 17)

•	How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Notes by book-entry transfer, prior to 5:00 p.m. New York City time, in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC”, and such rules and procedures, the “Applicable Procedures”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to surrender the Notes on such Holder’s behalf in compliance with the Applicable Procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

Holders who are DTC participants should surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely surrendering your Notes for repurchase. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By surrendering, or instructing your nominee to surrender, Notes for repurchase in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Offer to Purchase and Notice. (See Pages 18-19)

•	If I surrender my Notes for repurchase, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Date. We will promptly deposit with the Paying Agent prior to 11:00 a.m., New York City time, on January 24, 2025, the Fundamental Change Repurchase Date, an amount of cash sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 13)

•	Can I withdraw Notes previously surrendered for repurchase?

Yes. To withdraw Notes previously surrendered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. (See Page 19)

•	If I choose to surrender any of my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. (See Page 17)

•	If I want to convert my Notes during the Fundamental Change Conversion Period, what should I do?

If you want to convert your Notes during the Fundamental Change Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver surrender its Notes in compliance with the Applicable Procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. (See Page 17)

•	If I have already elected to exercise my Fundamental Change Repurchase Right can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by surrendering your Notes for repurchase you will not be able to convert such Notes unless you validly withdraw such Notes surrendered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. You bear the risk for untimely withdrawal of Notes surrendered for repurchase. Notes properly surrendered for conversion may not be withdrawn. (See Page 19)

•	Do I need to do anything if I do not wish to exercise the Fundamental Change Repurchase Right?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes. (See Page 17)

•	If I do not surrender my Notes for repurchase will I continue to be able to exercise my conversion rights?

Yes, subject to the provisions of the Indenture. You may exercise your conversion rights during the Fundamental Change Conversion Period. Thereafter, the Notes will be convertible at your option upon the occurrence of certain conditions, subject to the provisions of the Notes and the Indenture.

•	What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes in connection with the Transactions?

A U.S. Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to beneficial owners of the Notes upon the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right, see “Material U.S. Federal Income Tax Considerations.” (See Pages 22-26)

•	Who is the Paying Agent and Conversion Agent?

U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), the Trustee under the Indenture, is serving as the Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Addresses are set forth below.

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
111 Fillmore Avenue St. Paul, MN 55107-1402	111 Fillmore Avenue St. Paul, MN 55107-1402	111 Fillmore Avenue St. Paul, MN 55107-1402

•	Whom can I contact if I have questions about the Fundamental Change Repurchase Right or the conversion right mechanics?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent or Conversion Agent at the address set forth in this Offer to Purchase and Notice. You should direct any other questions you may have to your own financial and tax advisors. General questions should be directed to the Successor Company.

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ABOUT THIS OFFER TO PURCHASE AND NOTICE

Except as the context otherwise requires, or as otherwise specified or used in this Offer to Purchase and Notice, the term “Successor Company” refers to TechTarget, Inc. (formerly known as Toro CombineCo, Inc.) together with its subsidiaries (unless the context requires otherwise); the term “Former TechTarget” refers to TechTarget Holdings Inc. (formerly known as TechTarget, Inc.), together with its subsidiaries (unless the context requires otherwise); and the terms “we,” “our” and “us” refer to Successor Company. References in this Offer to Purchase and Notice to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

This Offer to Purchase and Notice has been prepared by us solely for use in connection with the Fundamental Change Repurchase Right and conversions during the Fundamental Change Conversion Period. This Offer to Purchase and Notice does not constitute an offer or an invitation by, or on behalf of, us or by, or on behalf of, the Paying Agent to holders to surrender their Notes or the Conversion Agent to holders to convert their Notes in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction. The distribution of this Offer to Purchase and Notice in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase and Notice comes are required by us, the Paying Agent and the Conversion Agent to inform themselves about and to observe any such restrictions. This Offer to Purchase and Notice may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation. See “Section 2—Information Concerning the Notes” above.

No person has been authorized to give any information or any representation concerning us or the Fundamental Change Repurchase Right or the right to convert the Notes during the Fundamental Change Conversion Period (other than as contained in this Offer to Purchase and Notice) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us. You should not assume that the information contained or incorporated by reference in this Offer to Purchase and Notice is accurate as of any date other than the date on the front cover of this Offer to Purchase and Notice or the date of the incorporated document, as applicable.

Neither the Trustee, the Paying Agent nor the Conversion Agent makes any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this Offer to Purchase and Notice. Nothing contained in this Offer to Purchase and Notice is, or shall be relied upon as, a promise or representation by the Paying Agent or the Conversion Agent as to the past or future. We have furnished the information contained in this Offer to Purchase and Notice.

In deciding whether to surrender their Notes for cash pursuant to the Fundamental Change Repurchase Right or convert your Notes during the Fundamental Change Conversion Period, holders must rely on their own examination of the terms of the Indenture, including the merits and risks involved. Holders should not construe anything in this Offer to Purchase and Notice as legal, business or tax advice. Each holder should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to surrender their Notes for cash pursuant to the Fundamental Change Repurchase Right or convert their Notes during the Fundamental Change Conversion Period under applicable legal investment or similar laws or regulations.

Holders must tender their Notes in accordance with the procedures set forth under “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase.”

This Offer to Purchase and Notice contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to holders upon request to us, the Trustee, the Paying Agent or the Conversion Agent.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and Notice contains forward-looking statements. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of the Successor Company; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern the Successor Company’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: unexpected costs, charges, or expenses resulting from the Transactions; uncertainty regarding the expected financial performance of the Successor Company; failure to realize the anticipated benefits of the Transactions, including as a result of integrating the Informa Tech Digital Businesses with the business of Former TechTarget; the ability of the Successor Company to implement its business strategy; difficulties and delays in the Successor Company achieving revenue and cost synergies; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administrations; the Successor Company’s ability to meet expectations regarding the accounting and tax treatments of the Transactions; market acceptance of the Successor Company’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on the Successor Company and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and IT industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on the operating results of the Successor Company; and other matters included in Risk Factors of the Successor Company attached as Exhibit 99.2 to the Current Report on Form 8-K filed by the Successor Company with the Securities and Exchange Commission (the “SEC”) on December 3, 2024 and other documents filed by the Successor Company from time to time with the SEC. This summary of risks and uncertainties should not be considered to be a complete statement of all potential risks and uncertainties that may affect the Successor Company. Other factors may affect the accuracy and reliability of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes. Actual performance and outcomes, including, without limitation, the Successor Company’s actual results of operations, financial condition and liquidity, may differ materially from those made in or suggested by the forward-looking statements contained in this combined Offer to Purchase and Notice.

Any forward-looking statements speak only as of the date of this Offer to Purchase and Notice. None of the Successor Company, its affiliates, advisors or representatives, undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this Offer to Purchase and Notice. In particular, you should carefully consider the risks and uncertainties included in Risk Factors filed as Exhibit 99.2 to the Current Report on Form 8-K filed by the Successor Company, which are incorporated by reference in this Offer to Purchase and Notice and under the caption “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to Participation in the Fundamental Change Repurchase Right

The Board of Directors of the Successor Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights.

The Board of Directors of the Successor Company has not made, and will not make, any recommendation as to whether you should surrender your Notes for cash pursuant to the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Notes for preparing a report or making any recommendation concerning the fairness of the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. Therefore, if you tender your Notes, you may not receive more than or as much value as if you chose to keep them. You must make your own independent decisions regarding whether to surrender your Notes for cash pursuant to the Fundamental Change Repurchase Right or whether you should exercise your conversion rights.

Holders who surrender their Notes for cash pursuant to the Fundamental Change Repurchase Right or exercise their conversion rights during the Fundamental Change Conversion Period will lose their rights under such Notes.

If your surrender your Notes for cash pursuant to the Fundamental Change Repurchase Right or exercise your conversion rights, you will lose all of your rights as a holder of the Notes, including, without limitation, your right to future principal payments with respect to the surrendered Notes.

The liquidity of any trading markets that currently exist for the Notes may be adversely affected by the Fundamental Change Repurchase Right or conversions of the Notes during the Fundamental Change Conversion Period, and holders of Notes who fail to participate may find it more difficult to sell their Notes after the Fundamental Change Repurchase Date.

To the extent that Notes are surrendered for cash pursuant to the Fundamental Change Repurchase Right or converted during the Fundamental Change Conversion Period, the trading market for the remaining Notes will become more limited or may cease to exist altogether. A convertible debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable convertible debt security with a larger float. Therefore, the market price for the Notes may be adversely affected. The reduced float may also make the trading prices of the remaining Notes more volatile.

Your surrender of Notes for cash or conversion may not be accepted if the applicable procedures are not followed.

We will pay cash for your surrendered Notes only if you tender your Notes and deliver properly completed documentation and your Notes are accepted for repurchase pursuant to the Fundamental Change Repurchase Right. If you are a surrendering Notes, you must submit, or arrange for the submission of, an electronic transmittal through DTC’s ATOP on or prior to the Expiration Date. See “Section 3.1—Method of Delivery” above for a description of the procedures to be followed to surrender your Notes.

You should allow sufficient time to ensure delivery of the necessary documents. None of us the Trustee, the Paying Agent, the Conversion Agent or any other person is under any duty to give notification of defects or irregularities with respect to the surrender of the Notes for repurchase or conversion.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND FUNDAMENTAL CHANGE CONVERSION RIGHT

1.	Information Concerning the Successor Company.

1.1

The Successor Company. The Successor Company is a holding company whose principal assets are comprised of the legacy business of Former TechTarget and the legacy digital businesses of Informa’s Informa Tech division (collectively, the “Informa Tech Digital Businesses”). We believe the Successor Company’s consolidated group of businesses have the ambition and potential to be a leading business-to-business (“B2B”) growth accelerator, informing and influencing technology buyers and sellers globally. The Successor Company sits at the intersection of tech and B2B marketing in an area estimated to be worth $20 billion annually and competes in the Demand and Intent, Brand and Content and Intelligence and Advisory markets. The Successor Company has powerful scale in permissioned B2B first-party data and a unique end-to-end portfolio of data-driven solutions that service the full B2B product lifecycle, from research and development to return on investment: from strategy, messaging and content development to in-market activation via brand, demand generation, purchase intent data and sales enablement. The Successor Company’s principal executive offices are located at 275 Grove Street, Newton, Massachusetts 02466, and its telephone number is (617) 431-9200.

1.2

Informa. Informa is a leading international B2B events, B2B digital services and academic markets group. It owns and operates a range of specialist brands that deliver unique connections, specialist data, information and intelligence to B2B companies, professionals, educational institutions, research funders and academics worldwide. In B2B Markets, Informa has built a leading global platform for live and on-demand B2B events, connecting buyers and sellers across a range of specialist sectors in person and online. Through specialist technology research, specialist media brands and first party B2B data, it also provides digital B2B solutions to enterprise technology vendors by delivering targeted audiences, highly qualified leads, demand generation and buyer intent that help identify, reach and influence key technology decision makers. Informa’s Academic Markets business, Taylor & Francis, is one of the world’s leading publishers of advanced, emerging and applied academic research and knowledge. Taylor & Francis works with leading experts and knowledge makers across a range of specialist subject categories spanning science, technology, medicine, humanities and social sciences, ensuring high quality research has an impact by being discovered by the right audience and contributing to human progress. Informa is listed on the London Stock Exchange and is a member of the FTSE 100 index. It operates in around 30 countries, with particular strengths in North America, IMEA (India, Middle East and Africa) and Asia. Following the Contribution, Informa became an affiliate of the Successor Company. The principal executive offices for Informa PLC are located at 5 Howick Place, London, UK, SW1P 1WG, and the telephone number is +44 (20) 8052-0400.

1.3

The Transaction Agreement. Pursuant to the terms of the Transaction Agreement, (i) Informa HoldCo contributed all of the issued and outstanding shares of capital stock of Informa Intrepid, plus $350 million in cash to the Successor Company in exchange for shares of Successor Company Common Stock and (ii) Merger Sub merged with and into Former TechTarget, with Former TechTarget surviving the merger and becoming a direct wholly owned subsidiary of the Successor Company. As a result of the completion of the Transactions, a Fundamental Change occurred on December 2, 2024 and, accordingly, each Holder has the Fundamental Change Repurchase Right described herein. In addition, as a result of the Transactions, a Specified Corporate Event occurred on December 2, 2024 and, accordingly, each Holder also has the Fundamental Change Conversion Right described herein.

Pursuant to the terms of the Original Indenture, in connection with the consummation of the Transactions, Former TechTarget, the Successor Company and the Trustee entered into the First Supplemental Indenture providing, among other things, (a) that the Successor Company is assuming all of Former TechTarget’s rights and obligations under the Indenture and (b) that the right of each Holder to convert all or any portion (if the portion to be converted is $1,000 principal amount or a multiple thereof) of Notes into shares of Former TechTarget Common Stock is changed into a right to convert such principal amount of Notes into the Reference Property. As a result of the Transactions, the “Reference Property” is one share of Successor Company Common Stock and $11.6955 in cash, without interest, which represents the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of Former TechTarget Common Stock equal to the Conversion Rate immediately prior to the Transactions would have owned or been entitled to receive upon the closing of the Transactions. In the event a Holder would be entitled to receive fractional share of Successor Company Common Stock, such Holder shall receive cash in lieu of such fractional share of Successor Company Common Stock. Since the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Cash Settlement provisions of the Indenture you would be entitled to receive the cash value of 7.6043 units of Reference Property per $1,000 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn, which will equal, per $1,000 principal amount of Notes, (i) $88.9360 plus (ii) the cash value of 7.6043 shares of Successor Company Common Stock measured over the 50 consecutive VWAP Trading Days (as defined in the Indenture) during the applicable Observation Period (as defined in the Indenture). For illustrative purposes, 7.6043 units of Reference Property would have a hypothetical cash value of $262.3140 on December 19, 2024, which reflects (i) $88.9360 included as part of the Reference Property plus (ii) as assumed cash value of the 7.6043 shares of Successor Company Common Stock of $173.3780, which assumes the value of the shares of Successor Company Common Stock is equal to the Illustrative Per Share Price. For an explanation of the Fundamental Change Conversion Period, see “Summary Term Sheet—Are my Notes currently convertible?”

2.

Information Concerning the Notes. On December 13, 2021, the Notes were issued under the Original Indenture. The Notes mature on December 15, 2026. As of December 19, 2024, there was $414.0 million aggregate principal amount of the Notes outstanding.

2.1

The Successor Company’s Obligation to Repurchase the Notes. The completion of the Transactions constitutes a Fundamental Change pursuant to the terms of the Notes and the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture obligates the Successor Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on January 23, 2025 (the “Fundamental Change Expiration Date”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Our purchase of outstanding Notes validly surrendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Offer to Purchase and Notice be satisfied. There are no financing conditions in connection with the Successor Company’s obligation to consummate the Fundamental Change Repurchase Right. As of the date hereof, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Holders may exercise their Fundamental Change Repurchase Right by delivering an interest in the Notes by book-entry transfer in compliance with the Applicable Procedures. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to surrender your Notes for repurchase.

2.2

Fundamental Change Repurchase Price. Pursuant to terms of the Indenture and the Notes, the Fundamental Change Repurchase Price to be paid by the Successor Company for the Notes on the Fundamental Change Repurchase Date is equal to 100% of the principal amount of the Notes. We will pay the Fundamental Change Repurchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or an integral multiple of $1,000 in excess thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or the value of the cash and shares of Successor Company Common Stock into which the Notes are convertible. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. As of December 19, 2024, the value that you would currently receive if you converted your Notes during the Fundamental Change Conversion Period is substantially less than the value you would receive if you validly exercised the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the market value of the shares of Successor Company Common Stock included in the Reference Property. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and shares of Successor Company Common Stock before making a decision whether to surrender your Notes for repurchase.

None of the Successor Company its affiliates, board of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Offer to Purchase and Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3

Conversion Rights of the Holders. Pursuant to the terms of the Indenture, in connection with the consummation of the Transactions, Former TechTarget, the Successor Company and the Trustee entered into the First Supplemental Indenture providing that, following the closing of the Transactions, each Holder’s right to convert each $1,000 principal amount of Notes or an integral multiple of $1,000 in excess thereof, into shares of Former TechTarget Common Stock is changed into a right to convert such principal amount of Notes into the cash, stock, securities, other property or assets that a holder of Former TechTarget Common Stock equal to the Conversion Rate immediately prior to the Transactions would have been entitled to receive upon consummation of the Transactions. Pursuant to the Transaction Agreement, the holders of Former TechTarget Common Stock were entitled to receive for each share of Former TechTarget Common Stock the sum of $11.6955 in cash and one share of Successor Company Common Stock. The Successor Company will settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Cash Settlement provisions of the Indenture, which means that any Notes surrendered for conversion will be converted into entitled to receive the cash value of 7.6043 units of Reference Property per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn, which will equal, per $1,000 principal amount of Notes, (i) $88.9360 plus (ii) the cash value of 7.6043 shares of Successor Company Common Stock measured over the 50 consecutive VWAP Trading Days (as defined in the Indenture) during the applicable Observation Period (as defined in the Indenture). For illustrative purposes, 7.6043 units of Reference Property would have a hypothetical cash value of $262.3140 on December 19, 2024, which reflects (i) $88.9360 included as part of the Reference Property plus (ii) as assumed cash value of the 7.6043 shares of Successor Company Common Stock of $173.3780, which assumes the value of the shares of Successor Company Common Stock is equal to the Illustrative Per Share Price. For an explanation of the Fundamental Change Conversion Period, see “Summary Term Sheet—Are my Notes currently convertible?” This Offer to Purchase and Notice does not constitute an offer of, or a solicitation of subscriptions for, any securities.

If you want to convert your Notes during the Fundamental Change Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to surrender the Notes in compliance with the Applicable Procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

Timely delivery of the Notes in compliance with the Applicable Procedures is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Repurchase Right, you will not be able to convert such Notes unless you validly withdraw such Notes surrendered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk for untimely withdrawal of Notes surrendered for repurchase.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion.

U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association) is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address set forth on the cover of this Offer to Purchase and Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE FUNDAMENTAL CHANGE CONVERSION RIGHT DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•	Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00.

•

Conversion During the Fundamental Change Conversion Period: Since the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Cash Settlement provisions of the Indenture, you would be entitled to receive approximately entitled to receive the cash value of 7.6043 units of Reference Property per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn, which will equal, per $1,000 principal amount of Notes, (i) $88.9360 plus (ii) the cash value of 7.6043 shares of Successor Company Common Stock measured over the 50 consecutive VWAP Trading Days (as defined in the Indenture) during the applicable Observation Period (as defined in the Indenture). For illustrative purposes, 7.6043 units of Reference Property would have a hypothetical cash value of $262.3140 on December 19, 2024, which reflects (i) $88.9360 included as part of the Reference Property plus (ii) as assumed cash value of the 7.6043 shares of Successor Company Common Stock of $173.3780 which assumes the value of the shares of Successor Company Common Stock is equal to the Illustrative Per Share Price. Although the

Transactions constituted a Make-Whole Fundamental Change, Holders will not be entitled to an increase in the Conversion Rate under the terms of the Indenture because the average of the Last Reported Sale Prices of Company Common Stock over the five Trading Day period ending on November 29, 2024, the last Trading Day prior to the Effective Time, was less than the minimum price per share that is required under the Indenture for Holders to be entitled to receive an increase in the Conversion Rate.

•

Conversion After the Fundamental Change Conversion Period: Following the Fundamental Change Conversion Period, the Notes will only be convertible if certain conditions in the Indenture are satisfied. If such conditions are satisfied and you exercise your conversion rights after the Fundamental Change Conversion Period, you would be entitled to receive value equal to approximately $88.9360 in cash and approximately 7.6043 shares of Successor Company Common Stock per $1,000 aggregate principal amount of Notes validly surrendered for conversion, based on a conversion rate of approximately 7.6043. On December 19, 2024, the last reported sale price of Successor Company Common Stock on Nasdaq was $20.34 per share. Accordingly, on that date the estimated value that you would receive in exchange for each $1,000 principal amount of Notes would be approximately $262.3140.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. As of December 19, 2024, the value that you would currently receive if you converted your Notes during the Fundamental Change Conversion Period is substantially less than the value you would receive if you validly exercised the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the market value of the shares of Successor Company Common Stock included in the Reference Property. You should review this Offer to Purchase and Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Successor Company, its affiliates, board of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes.

2.4

Market for the Notes and Shares of Successor Company Common Stock. There currently is a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of shares of Successor Company Common Stock and the market for similar securities. Following the expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Offer to Purchase and Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period. The extent of the public market for the Notes following expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of December 19, 2024, (i) all of the Notes are held in global form through DTC, (ii) there was

$414.0 million aggregate principal amount of Notes outstanding and (iii) the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $997.50 per $1,000 principal amount.

The shares of Successor Company Common Stock are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “TTGT.” As of December 19, 2024, there were 71,454,112 shares of Successor Company Common Stock outstanding. Prior to December 3, 2024, there was no established trading market for shares of Successor Company Common Stock. We urge you to obtain current market information for the Notes, to the extent available, and shares of Successor Company Common Stock before making any decision whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or exercise conversion rights.

2.5

Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Successor Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Offer to Purchase and Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date.

2.6

Ranking. The Notes are senior unsecured obligations of the Successor Company and rank equal in right of payment to all of the Successor Company’s existing and future senior indebtedness and senior to all of the Successor Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Successor Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Successor Company to the extent of the value of the related collateral.

3.

Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must surrender all or a portion of their Notes prior to 5:00 p.m., New York City time, on January 23, 2025, in compliance with the Applicable Procedures.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple of $1,000 in excess thereof. If Holders do not validly surrender their Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1

Method of Delivery. As of the date of this Offer to Purchase and Notice, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Accordingly, all interests in the Notes shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of interests in the Notes through ATOP is the responsibility of the surrendering Holder.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Notes for repurchase on your behalf in compliance with the Applicable Procedures, as set forth below, prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

If you are a DTC participant, you may elect to surrender your beneficial interest in the Notes to us by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date; and

•

electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, at or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that

DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Fundamental Change Repurchase Right and that such participant has received and agrees to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 of this Offer to Purchase and Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

3.2

Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By surrendering, or instructing your nominee to surrender, any interest in your Notes through ATOP, a Holder acknowledges and agrees as follows:

•

the Notes for which an interest is surrendered shall be repurchased by the Successor Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Offer to Purchase and Notice;

•	such Holder agrees to all of the terms of this Offer to Purchase and Notice;

•

such Holder has received this Offer to Purchase and Notice and acknowledges that this Offer to Purchase and Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•

upon the terms and subject to the conditions set forth in this Offer to Purchase and Notice, the Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Successor Company all right, title and interest in and to all the Notes validly surrendered for repurchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, (ii) releases and discharges the Successor Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Successor Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Successor Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Successor Company, except as agent for the Successor Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Successor Company), all in accordance with the Indenture, the Notes and this Offer to Purchase and Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered for repurchase and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered for repurchase, and that when such Notes are accepted for repurchase and payment by the Successor Company, the Successor Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Successor Company, to execute and deliver any additional documents deemed by the Paying Agent or the Successor Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes validly surrendered for repurchase that are not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Offer to Purchase and Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Repurchase Price may be less value than what the Holders would receive upon converting their Notes during the Fundamental Change Conversion Period;

•

payment for Notes repurchased pursuant to this Offer to Purchase and Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Successor Company and transmitting such payments to such Holders;

•

any Notes surrendered for repurchase may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Notes surrendered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation;

•	of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Successor Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Successor Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4.

Right of Withdrawal. Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right may be withdrawn at or any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

In order to withdraw Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless such Notes are first validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk of untimely withdrawal of surrendered Notes. Notes properly surrendered for conversion may not be withdrawn.

The Successor Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5.

Payment for Surrendered Notes; Source and Amount of Funds. The Successor Company will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $414,000,000.00, representing 100% of the principal amount of Notes outstanding as of December 19, 2024. The Successor Company expects to fund the repurchase of any Notes validly surrendered for repurchase and not validity withdrawn, if any, using a combination of available cash on hand and/or proceeds from the Successor Company’s Credit Agreement, dated December 2, 2024, by and among the Successor Company, the lenders party thereto and Informa Group Holdings Limited (the “Credit Agreement”).

The Credit Agreement provides a $250 million unsecured five-year revolving credit facility (the “Credit Facility”) to the Successor Company and contains an expansion option permitting the Successor Company to request incremental commitments of up to the greater of (A) $125 million and (B) 100.0% of Consolidated EBITDA (as defined in the Credit Agreement) of the trailing four fiscal quarters plus an unlimited amount, so long as the Consolidated Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 2.50:1.00, from lenders that elect to make such incremental commitments available, upon the satisfaction of certain conditions. The Credit Facility expires on December 2, 2029 (the “Maturity Date”) and is guaranteed by the Successor Company’s existing and future material wholly-owned domestic subsidiaries, subject to customary exceptions.

Borrowings under the Credit Agreement bear interest at the Successor Company’s option as follows: (1) SOFR Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the Term SOFR (as defined in the Credit Agreement) plus a margin of between 2.50% and 3.00% per annum, depending on the Successor Company’s Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement) plus a 0.10% credit spread adjustment; and (2) ABR Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the highest of (a) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 1/2 of 1.0%, (b) the “prime rate” appearing in the “Money Rates” section of The Wall Street Journal and (c) the Daily SOFR Rate (as defined in the Credit Agreement) plus 1.00%, plus in each case a margin of between 1.50% and 2.00% per annum, depending on Successor Company’s Consolidated Total Net Leverage Ratio. In no event will SOFR Loans or ABR Loans bear interest at a rate lower than 0.0%.

The Credit Facility requires the Successor Company to maintain (i) a Consolidated Total Net Leverage Ratio of 3.00 to 1.00 or less; provided, that the maximum Consolidated Total Net Leverage Ratio will, at the Successor Company’s election, be increased to 3.50 to 1.00 for the four consecutive fiscal quarters following the consummation of any Permitted Acquisition (as defined in the Credit Agreement) by the Successor Company in which the aggregate cash consideration exceeds $150 million and (ii) a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of at least 3.00 to 1.00. The Consolidated Total Net Leverage Ratio and Consolidated Interest Coverage Ratio will be tested beginning with the first full fiscal quarter ending after the completion of the Transactions.

Borrowings under the Credit Facility are prepayable at the Successor Company’s option in whole or in part without premium or penalty. Amounts borrowed under Credit Facility may be repaid and reborrowed from time to time prior to the Maturity Date. There is no scheduled amortization under the Credit Facility.

The Successor Company’s obligations under the Credit Facility are unsecured. The Credit Agreement contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, restrict the ability of the Successor Company and certain of its subsidiaries to: incur liens; incur indebtedness; make investments; sell or otherwise dispose of the Successor Company’s or certain of its subsidiaries’ assets; enter into certain mergers or consolidations; enter into sale and lease back transactions; and use proceeds of borrowings under the Credit Facility for other than permitted purposes. These covenants are subject to a number of important exceptions and qualifications. Certain changes of control with respect to the Successor Company would constitute an event of default under the Credit Facility. Upon the occurrence and during the continuance of an event of default, the lenders may terminate any unfunded commitments and declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable.

The Successor Company does not currently have any plans or arrangements to finance or repay any proceeds from the Credit Facility used to repurchase Notes pursuant to the Fundamental Change Repurchase Right. The repurchase of Notes, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof.

6.	Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled pursuant to the terms of the Indenture.

7.

Plans or Proposals of the Successor Company. Following the consummation of the Transactions, Former TechTarget Common Stock ceased trading on Nasdaq and the Successor Company currently filed a Form 15 on December 13, 2024 with the SEC to suspend its reporting obligations under Sections 13 and 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and to terminate registration of Former TechTarget Common Stock under Section 12(g)(4) of the Exchange Act. The Successor Company expects the suspension of Former TechTarget’s reporting obligations to become effective on or around March 3, 2025.

Except as disclosed in this Offer to Purchase and Notice, the Successor Company and Informa currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8.	Interests of Directors, Executive Officers, and Affiliates of the Successor Company in the Notes. Based on a reasonable inquiry by the Successor Company:

•

Neither the Successor Company nor Informa or any of their respective executive officers, directors or affiliates or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•

The Successor Company will not repurchase any Notes from any of its officers, directors or affiliates, other than any Notes that may be surrendered by such persons pursuant to the Fundamental Change Repurchase Right or converted in accordance with the terms of the Indenture; and

•

During the 60 days preceding the date of this Offer to Purchase and Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Successor Company and of Informa PLC is attached to this Offer to Purchase and Notice as Annex A and Annex B, respectively.

9.

Agreements Involving the Successor Company’s Notes. Based on a reasonable inquiry by the Successor Company, except for (i) the Transaction Agreement, (ii) the stockholders agreement, dated as of December 2, 2024, by and among the Successor Company, Informa and Informa HoldCo (the “Stockholders Agreement”), (iii) the registration rights agreement, dated as of December 2, 2024, by and between the Successor Company and Informa HoldCo (the “Registration Rights Agreement”), (iv) the Commercial Cooperation Agreement, dated as of December 2, 2024, by and between the Successor Company and Informa Group Limited (the “Commercial Cooperation Agreement”), (v) the Tax Matters

Agreement, dated as of December 2, 2024 by and between the Successor Company, Informa, Informa USA, Inc., Informa Tech LLC and Informa Intrepid Holdings Inc. (the “Tax Matters Agreement”) and (vi) Amendment No. 1, dated as of October 31, 2024, by and between Informa Intrepid Holdings Inc. and Michael Sean Griffey (the “Representative”) on behalf of Michael Sean Griffey, Eli Dickinson, and Ryan Willumson (each, a “Deferred Purchase Seller,” and collectively, the “Deferred Purchase Sellers”), to the Deferred Purchase Agreement, dated as of July 18, 2022, by and among Informa Intrepid Holdings Inc., the Deferred Purchase Sellers, the Representative, Informa Group Limited and FCP-Industry Dive Holdings, LLC (the “Amended Deferred Purchase Agreement”), none of the Successor Company or Informa, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Successor Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Successor Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Summaries of the principal terms of the Stockholders Agreement, the Registration Rights Agreement, the Commercial Cooperation Agreement and the Tax Matters Agreement are set forth on pages 194-204, 204-205, 211 and 205-208, respectively, of the definitive proxy statement/prospectus filed by the Successor Company pursuant to Rule 424(b)(3) on October 25, 2024 relating to the registration statement on Form S-4 (File No. 333-280529) initially filed with the SEC on June 27, 2024 (as amended, the “Combined Proxy Statement/Prospectus”), and declared effective by the SEC on October 25, 2024, which summaries are incorporated herein by reference.

Pursuant to the Amended Deferred Purchase Agreement, each Deferred Purchase Seller is obligated within 30 days after the closing of the Transactions to acquire for his own account a number of shares of Successor Company Common Stock (the “Investment Shares”) having an aggregate value at the time of acquisition equal to or greater than (i) the product of (A) 50% of such Deferred Purchase Seller’s pro rata share of the Deferred Cash Amount (as defined in the Amended Deferred Purchase Agreement) multiplied by (B) 65% (which product is set forth opposite such Deferred Purchase Seller’s name under the column labeled “Investment Amount” on Exhibit A to the Amended Deferred Purchase Agreement) minus (ii) brokerage fees reasonably and actually incurred by such Deferred Purchase Seller to acquire such Investment Shares. Within 35 days after the closing of the Transactions, each Deferred Purchase Seller shall furnish to the Informa Intrepid Holdings Inc. customary evidence of the ownership of the Investment Shares by such Deferred Purchase Seller. Until March 31, 2026, the Deferred Purchase Sellers shall not directly or indirectly transfer, sell, exchange, or assign to any person, or pledge, hypothecate, or otherwise encumber or dispose of, any Investment Shares; and from time to time promptly after Informa Intrepid Holdings Inc. reasonably may request, each Deferred Purchase Seller shall furnish to Informa Intrepid Holdings Inc. customary evidence of the ownership of the Investment Shares by such Deferred Purchase Seller.

10.

Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Repurchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Offer to Purchase and Notice.

11.

Purchases of Notes by the Successor Company and Its Affiliates. Each of the Successor Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Offer to Purchase and Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Successor Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the

Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of the Successor Company and general economic and market conditions.

12.	Material U.S. Federal Income Tax Considerations.

The following is a summary of material U.S. federal income tax considerations generally applicable to the disposition of Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right. This discussion applies only to beneficial owners of Notes who hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based on the provisions of the Code, applicable Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Notes in light of its particular circumstances, or that may apply to holders of Notes that are subject to special treatment under the U.S. federal income tax laws (including, for example, banks or other financial institutions, mutual funds, certain expatriates or former long-term residents of the United States, dealers or brokers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, governmental agencies or instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, subchapter S corporations or other pass-through entities or investors in such partnerships, grantor trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders subject to the alternative minimum tax, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, and holders who hold Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction). This discussion does not address any tax consequences arising under the “Medicare” tax on net investment income, nor does it address any tax consequences arising under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The positions set forth in this discussion are not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.

As used in this Offer to Purchase and Notice, a “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons is authorized to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used in this Offer to Purchase and Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding the Notes should consult their own tax advisor regarding the tax consequences of the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF NOTES. PERSONS CONSIDERING

EXERCISING THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR FUNDAMENTAL CHANGE CONVERSION RIGHT SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS OFFER TO PURCHASE AND NOTICE AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Exercise of the Fundamental Change Repurchase Right. A disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussion of market discount below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received upon such disposition and the U.S. Holder’s adjusted tax basis in the Note. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after acquisition by more than a statutorily defined de minimis amount.

Exercise of the Fundamental Change Conversion Right. As described above, the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Cash Settlement provisions of the Indenture. As a result, if a U.S. Holder exercises the Fundamental Change Conversion Right, such holder will receive solely cash. A conversion of a Note for cash will be treated as a taxable sale or exchange of the Note and will be taxed in the same manner as described above under “— Exercise of the Fundamental Change Repurchase Right”.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

Exercise of the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right. Subject to the discussion under “—Backup Withholding and Information Reporting” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right unless (i) such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States) or (ii) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Any gain described in clause (i) above of a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder described in clause (ii) above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes, and the non-U.S. Holder may be subject to U.S. backup withholding on payments on or with respect to such Notes. Backup withholding is not an additional tax. Any amounts withheld under backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non-Exercising Holders

Even if a holder does not exercise its Fundamental Change Repurchase Right or Fundamental Change Conversion Right with respect to a Note, the replacement of Former TechTarget by the Successor Company as the obligor of the Notes in connection with the Transactions is likely to have resulted in a “significant modification” of the Notes pursuant to applicable Treasury regulations. As a result, the Transactions will be treated as having resulted in a deemed exchange of the “old” Notes (for which Former TechTarget was the obligor) for “new” Notes (for which the Successor Company is the obligor). Such deemed exchange is expected to be a taxable event in which a holder of a Note will generally recognize capital gain or loss in an amount equal to the difference between the fair market value of the “new” Note as of such deemed exchange and the holder’s adjusted tax basis in the Note, similar to the manner described above under “Tax Considerations for U.S. Holders — Exercise of the Fundamental Change Repurchase Right” and “Tax Considerations for non-U.S. Holders — Exercise of the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right”. Holders of Notes should consult their own tax advisors regarding the tax consequences of the Transactions on the Notes.

FATCA

Pursuant to Sections 1471 to 1474 of the Code and the Treasury regulations thereunder (provisions commonly known as “FATCA”), “foreign financial institutions” and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Prior to the issuance of proposed Treasury regulations, withholding under FATCA would have applied to the receipt of cash in exchange for the Notes. However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers and withholding agents generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Beneficial owners of the Notes should consult their own tax advisors on how FATCA may apply to the Notes.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR

CIRCUMSTANCES. BENEFICIAL OWNERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR FUNDAMENTAL CHANGE CONVERSION RIGHT, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

Treatment of Non-Exercising Holders

Even if a holder does not exercise its Fundamental Change Repurchase Right or Fundamental Change Conversion Right with respect to a Note, the replacement of Former TechTarget by the Successor Company as the obligor of the Notes in connection with the Transactions is likely to have resulted in a “significant modification” of the Notes pursuant to applicable Treasury regulations. As a result, the Transactions will be treated as having resulted in a deemed exchange of the “old” Notes (for which Former TechTarget was the obligor) for “new” Notes (for which the Successor Company is the obligor). Such deemed exchange is expected to be a taxable event in which a holder of a Note will generally recognize capital gain or loss in an amount equal to the difference between the fair market value of the “new” Note as of such deemed exchange, and the holder’s adjusted tax basis in the Note, similar to the manner described above under “Tax Considerations for U.S. Holders — Exercise of the Fundamental Change Repurchase Right” and “Tax Considerations for non-U.S. Holders — Exercise of the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right”. Holders of Notes should consult their own tax advisors regarding the tax consequences of the Transactions on the Notes.

FATCA

Pursuant to Sections 1471 to 1474 of the Code and the Treasury regulations thereunder (provisions commonly known as “FATCA”), “foreign financial institutions” and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Prior to the issuance of proposed Treasury regulations, withholding under FATCA also would have applied to the receipt of cash in exchange for the Notes. However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers and withholding agents generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Beneficial owners of the Notes should consult their own tax advisors on how FATCA may apply to the Notes.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. BENEFICIAL OWNERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR FUNDAMENTAL CHANGE CONVERSION RIGHT, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

13.

Additional Information. The Successor Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

As described in “Section 7—Plans or Proposals of the Successor Company” above, after the consummation of the Transactions, Former TechTarget Common Stock ceased trading on Nasdaq. The Successor Company filed a Form 15 with the SEC to suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act and to terminate registration of Former TechTarget Common Stock under

Section 12(g)(4) of the Exchange Act on December 13, 2024. The Successor Company expects the suspension of its reporting obligations to become effective on or around March 3, 2025.

The Successor Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Offer to Purchase and Notice and the First Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Successor Company is incorporating by reference in this Offer to Purchase and Notice some of the information that we and Former TechTarget have filed with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase and Notice. We incorporate by reference the documents listed below:

Former TechTarget:

•	Former TechTarget’s Current Report on Form 8-K filed with the SEC on December 3, 2024; and

•

the Indenture, dated as of December 13, 2021, by and between Former TechTarget and U.S. Bank National Association, as trustee, filed with the SEC as Exhibit 4.1 to Former TechTarget’s Current Report on Form 8-K, filed on December 14, 2021.

Successor Company:

•	Successor Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 (filed with the SEC on November 12, 2024);

•	Successor Company’s Current Reports on Form 8-K filed with the SEC on December 3, 2024 (as amended on December 9, 2024), December 6, 2024, December 19, 2024 and December 20, 2024;

•

First Supplemental Indenture, dated as of November 29, 2024, by and among Successor Company, Former TechTarget and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee to Indenture, dated as of December 13, 2021, by and between Former TechTarget and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee, filed with the SEC as Exhibit 4.1 to Successor’s Current Report on Form 8-K, filed on December 3, 2024 and

•

all documents filed with (but not furnished to) the SEC by the Successor Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and Notice through, and including, the Fundamental Change Expiration Date.

For more information about the Transactions, you should review the Combined Proxy Statement/Prospectus. A copy of the Transaction Agreement is included as Annex A to the Combined Proxy Statement/Prospectus.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Offer to Purchase and Notice, we will amend the Schedule TO accordingly.

14.

No Solicitations. The Successor Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right. THIS OFFER TO PURCHASE AND NOTICE DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OR SUBSCRIPTION FOR, ANY SECURITIES.

15.

Conflicts. In the event of any conflict between this Offer to Purchase and Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Successor Company its board of directors, affiliates, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Offer to Purchase and Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

[SIGNATURE PAGE FOLLOWS.]

TECHTARGET, INC. (FORMERLY KNOWN AS TORO COMBINECO, INC.)

By:	/s/ Daniel Noreck
Name: Daniel Noreck
Title: Chief Financial Officer, Treasurer

ANNEX A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

OF TECHTARGET INC. (FORMERLY KNOWN AS TORO COMBINECO, INC.)

The table below sets forth information about our executive officers and directors as of December 19, 2024. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Positions
Mary McDowell	Director
Gary Nugent	Chief Executive Officer; Director
Sally Ashford	Director
Stephen A. Carter	Director
David Flaschen	Director
M. Sean Griffey	Director
Don Hawk	Executive Director, Product Innovation; Director
Rebecca Kitchens	President
Steven Niemiec	Chief Operating Officer and Chief Revenue Officer
Daniel T. Noreck	Chief Financial Officer and Treasurer
Perfecto Sanchez	Director
Christina Van Houten	Director

The business address of each executive officer and director is 275 Grove Street, Newton, Massachusetts 02466, and their respective business telephone number at such address is (617) 431-9200.

A-1

ANNEX B

INFORMATION ABOUT THE EXECUTIVE OFFICERS

OF INFORMA PLC

The table below sets forth information about our executive officers and directors as of December 19, 2024. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Positions
John Rishton	Director
Stephen A. Carter	Group Chief Executive, Director
Gareth Wright	Group Finance Director, Director
Gill Whitehead	Director
Patrick Martell	Chief Operating Officer and Informa Markets Chief Executive, Director
Louise Smalley	Director
Joanne Wilson	Director
Zheng Yin	Director
Andy Ransom	Director
Maria Kyriacou	Director
Catherine Levene	Director
Sally Ashford	Group HR Director
Jeremy Davies	Chief Commercial Officer
Jill Dougan	Group Chief Marketing Officer
Rupert Hopley	Group General Counsel and Company Secretary
Richard Menzies-Gow	Director of Investor Relations, Corporate Communications & Brand
Alex Roth	Director of Strategy and Business Planning
Penny Ladkin-Brand	Chief Executive, Taylor & Francis
Andrew Mullins	Chief Executive, Informa Connect

The business address of each executive officer and director is 5 Howick Place, London, SW1P 1WG, UK., and their respective business telephone number at such address is +44 (0) 20 8052 0400.

B-1